Exhibit 10.01



During December 2001, the Registrant entered into an Employment Agreement substantially in the form below with each of Gregory Chrisos, Nancy Frohnmaier, Marilyn White and Kent Yauch. The individual agreements are not being filed pursuant to Instruction 2 to Item 601 of Regulation S-K.





                      EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the ___ day of ______________, 2001 by and between General Employment Enterprises, Inc., an Illinois corporation (the "Company"), and _______________ ("Employee").

     1. Term; Effect on Other Agreements. This Agreement sets forth the duties and obligations of the Employee to the Company and provides protection to the Employee in the event the Employee's employment with the Company is terminated following a Change in Control.


	(i) Term. Employee and Company understand and agree that Employee's employment with the Company is "at will" and may be terminated by either party at any time. No provision of this Agreement shall give Employee any right to continue in the employ of the Company, create any inference as to the length of employment of Employee, affect the right of the Company to terminate Employee's employment, with or without Cause, or give the Employee any right to participate in any employee welfare or benefit plan or other program of the Company.

	(ii) Compensation and Benefits. Employee's compensation shall be determined by the Company in its sole discretion from time to time. Employee may be entitled to participate in certain plans or programs available to executives including an executive bonus plan covering a category of employees of which Employee is a member.

	(iii) Key Manager Plan. By entering into this agreement,
		Employee hereby agrees to waive any benefits to which the Employee may be entitled under the General Employment Enterprises, Inc. Key Manager Plan (the "Key Manager Plan"), and the Employee acknowledges and agrees that amounts paid under this Agreement shall be in lieu of and offset any benefits to which Employee may be entitled under the Key Manager Plan.

     2.   Confidential Information.     The Employee acknowledges and
agrees that solely by virtue of his employment with the Company, Employee has acquired and will continue to acquire special knowledge of the Company's unique business processes and relationships with its customers, and that, but for association with the Company, the Employee would not have had knowledge of such processes and relationships. The Employee agrees not to make use of any books, records, documents, papers, software (including but not limited to Company's Applicant Retrieval
Software, customer lists and prospective customer lists) or other information or copies thereof which are obtained in the course of Employee's employment with the Company which are the confidential and proprietary information of the Company, and Employee agrees to return to Company all such information or material at termination of employment.

	3. Noncompetition/Nonsolicitation. In consideration for the Company's commitment to pay severance compensation to the Employee in accordance with the terms and conditions of Section 4 hereof, and for other good and valuable consideration, the Employee agrees that, during the time of his employment with the Company and for a period of two years after the termination of his employment for any reason (other than terminations by the Employee for Good Reason, which shall be subject to the terms of
Section 5 below), he will not, directly or indirectly, except on behalf of the Company:

      (i) contact, solicit or direct any person or entity to contact or solicit, any of the Company's customers or prospective customers for the purpose of providing any products and/or services provided by the Company to its customers during the term of Employee's employment;

	(ii) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee of the Company at the time of such solicitation or acceptance, nor solicit any of the Company's employees to terminate employment with the Company; or

	(iii) become associated with any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent or in any other capacity, that is competitive in any manner with the business of the Company.

     4. Severance Following Change in Control. Following a Change in Control, upon the termination of the Employee's employment by the Company other than for Cause, the Employee shall be entitled
to:   (a) the continuation of Employee's base salary for a period of one year following the termination of his employment, payable in substantially equal installments in accordance with the Company's payroll policy from time to time in effect, and the payment of any cash or stock bonus program in which the Employee is participating (pursuant to the terms and conditions of such cash or stock bonus programs) upon the date his employment is terminated, (b) payment for any accrued but unused vacation pay and (c) any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Company is a party or in which the Employee is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

5. Termination for Good Reason Following Change in Control. In the event that Employee terminates his employment for Good Reason following a Change in Control, the Employee shall be entitled to the Severance payments described in Section 4 hereof.

6.   Certain Definitions.

     (a) Cause. For purposes of this Agreement, and as determined by the Company's Board of Directors (the "Board") in its good faith discretion, the Employee shall be deemed terminated for "Cause" if the Company terminates the Employee after the Employee:


          (i) shall have been convicted of any felony or shall have committed any other crime involving moral turpitude, dishonesty, disloyalty, or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers;


          (ii) engages in repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or public harm, including, without limitation, chronic drug or alcohol abuse;

          (iii) substantially and repeatedly fails to perform duties as reasonably directed by the Chief Executive Officer of the Company;

          (iv) commits any act or omission constituting gross negligence or willful misconduct with respect to the Company or any of its subsidiaries; or

          (v) breaches this Agreement in any other material way, which breach is not cured to the reasonable satisfaction of the Board within fifteen (15) days after written notice thereof to Employee.

     A termination of Employee's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Employee written notice ("Notice of Termination for Cause") of its intention to terminate the Employee's employment for Cause, setting forth in reasonable detail the Employee's specific conduct that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board of Directors of the Company (the "Board") at which the Employee's termination for Cause will be considered, that takes place not less than five (5) and not more than thirty
(30) business days after the date the Employee receives the Notice of Termination for Cause. The Employee shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a majority vote of the entire membership of the Board, stating that in the good faith opinion of the Board, the Employee has conducted himself as described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.

     (b) Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (a)(i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company (or those persons who are members of the Board of Directors by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such transaction) prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (b) the stockholders of the Company approve a plan of liquidation of the Company; or
(c) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board, or (d) the Chairman of the Board of Directors of the Company and Chief Executive Officer as of the date of this Agreement ceases to hold such offices with the Company or any successor entity into which the Company is merged or consolidated.

     (c) Customer. For purposes of this Agreement: (i) "customer" is defined as any person or entity that purchased any product and/or service from the Company within the twelve (12) month period immediately preceding termination of his employment and includes both (x) entities who have listed job orders with the Company and (y) applicants who have been identified by the Company as potential candidates for placement; and (ii) "prospective customer" is defined as any person or entity contacted or solicited by the Company (whether directly or indirectly) or who contacted the Company (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of Employee's employment for the purpose of having such persons or entities (whether employer or applicant) become a customer of the Company.


     (d)  Good Reason.  For purposes of this Agreement, "Good
Reason" means:


          (i) the assignment to the Employee of any duties materially inconsistent in any respect with Employee's current duties, or any other action by the Company that results in a material diminution in the Employee's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company after receipt of notice thereof from the Employee;


          (ii) a material reduction in Employee's base salary or other benefits, other than in connection with a reduction in the base salary or other benefits for all of the senior management employees of the Company in approximately the same percentage reduction; or


          (iii) the requirement by the Company without the Employee's consent that the Employee's services be performed primarily at a location outside the Chicago metropolitan area.


     7. Remedies. It is agreed that any material breach of any of the covenants contained in Paragraph 3 hereof will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting a material breach of any such covenant.


     8. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Illinois, including the internal conflicts of law. The parties agree and consent to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois.

9. Modifications. This Agreement shall supersede all previous agreements, if any, between the Employee and the Company governing Employee's terms and conditions of employment and may not be modified except by written agreement between Employee and the Chief Executive Officer of the Company. If any provision of this Agreement is deemed by court of law to be invalid or unenforceable, in whole or in part, such determination shall not affect or impair the validity or enforceability of any other provision of this agreement.

     In witness whereof, the parties have executed this Agreement on the day and year first above written.


                                   General Employment Enterprises, Inc.

                                   By:

     Employee                      Name:

                                   Title: